EXHIBIT 99.2

Earnings Press Release dated April 15, 2010

INVESTOR CONTACT:	Jared Shaw
Investor Relations
203.338.4130
jared.shaw@peoples.com

MEDIA CONTACT:	Brent DiGiorgio
Corporate Communications
203.338.3135
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

April 15, 2010

PEOPLE’S UNITED FINANCIAL REPORTS FIRST QUARTER EARNINGS OF $14 MILLION OR $0.04 PER SHARE AND INCREASES DIVIDEND

Operating EPS of $0.08per share, excluding merger and system conversion costs

BRIDGEPORT, CT. – People’s United Financial, Inc. (NASDAQ: PBCT) today announced net income of $13.6 million, or $0.04 per share, for the first quarter of 2010, compared to $24.9 million, or $0.07 per share, for the fourth quarter of 2009, and $24.2 million, or $0.07 per share, for the first quarter of 2009. Included in this quarter’s results are $23.4 million of merger-related and system conversion expenses. The net impact of these items reduced first quarter 2010 net income by $15.6 million, or $0.04 per share. Excluding the effect of these items, net income would have been $29.2 million, or $0.08 per share, for the first quarter of 2010. As previously reported, People’s United Financial completed its acquisition of Financial Federal Corporation on February 19, 2010. Accordingly, Financial Federal’s results of operations are included as of the acquisition date, and prior period results have not been restated to include Financial Federal Corporation.

The Board of Directors of People’s United Financial voted to increase the annual common stock dividend by $0.01 per share, resulting in an annual dividend rate of $0.62 per share. The quarterly dividend of $0.1550 per share is payable May 15, 2010 to shareholders of record on May 1, 2010. Based on the closing stock price on April 14, 2010, the dividend yield on People’s United Financial common stock is 3.8 percent.

For the first quarter of 2010, return on average tangible assets was 0.28 percent and return on average tangible stockholders’ equity was 1.5 percent, compared to 0.51 percent and 2.8 percent, respectively, for the fourth quarter of 2009. At March 31, 2010, People’s United Financial’s tangible equity ratio stood at 18.6 percent.

“During the first quarter of 2010, we completed our acquisition of Financial Federal, a leader in equipment financing, providing a valuable complement to our existing equipment financing company, People’s Capital and Leasing,” stated Philip R. Sherringham, President and Chief Executive Officer. “As anticipated, the transaction was immediately accretive to earnings, though our results will not reflect a full quarter’s benefit until the second quarter. We also successfully completed the first phase of our core systems conversion and are now focused on the final phase, which is slated for July.”

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People’s United Financial, Inc. Reports 1Q Earnings

Sherringham added, “We continue to diligently pursue acquisition opportunities for both FDIC-assisted and open bank transactions. As we have previously stated, we are evaluating our current market as well as non-contiguous, attractive high-growth markets for acquisitions.”

Sherringham concluded, “We are pleased to reward our shareholders with an 18th consecutive annual dividend increase. The strength of our capital and liquidity, asset quality and earnings, as well as the fact that our balance sheet remains funded almost entirely by deposits and stockholders’ equity, continue to set us apart from most in the industry.”

“On an operating basis, excluding merger-related and system conversion costs, earnings were $29.2 million, or 8 cents per share this quarter,” said Paul D. Burner, Senior Executive Vice President and Chief Financial Officer. “Significant drivers of the company’s performance this quarter were an improvement in the net interest margin, modest loan growth across our strategic lending businesses, and lower net loan charge-offs for the second consecutive quarter. The net interest margin improved 28 basis points to 3.47 percent, reflecting the combined benefit of Financial Federal and a 16 basis point reduction in our cost of deposits this quarter.”

Commenting on asset quality, Burner stated, “Loans acquired in connection with the Financial Federal acquisition were recorded at fair value, including a reduction for estimated credit losses, and without carryover of that portfolio’s historical allowance for loan losses. As such, selected asset quality metrics have been highlighted to distinguish between the ‘originated’ portfolio and the ‘acquired’ portfolio. For the originated loan portfolio, representing all loans other than those acquired in the Financial Federal transaction, non-performing loans totaled $192.3 million at March 31, 2010, and the ratio of non-performing loans to originated loans was 1.36 percent, compared to $168.8 million and 1.19 percent, respectively, at December 31, 2009. Non-performing loans in the acquired loan portfolio, which represent those loans acquired in the Financial Federal transaction that meet our definition of non-performing but for which the risk of loss has already been considered in connection with our estimate of acquisition-date fair value, totaled $51.7 million at March 31, 2010.”

Non-performing assets totaled $247.5 million at March 31, 2010, a $41.9 million increase from December 31, 2009, of which $19.8 million is attributable to repossessed assets acquired in connection with the Financial Federal acquisition. Non-performing assets equaled 1.74 percent of originated loans, REO and repossessed assets at March 31, 2010 compared to 1.44 percent at December 31, 2009. At March 31, 2010, the allowance for loan losses as a percentage of originated loans was 1.22 percent and as a percentage of non-performing originated loans was 90 percent, compared to 1.21 percent and 102 percent, respectively, at December 31, 2009.

First quarter net loan charge-offs totaled $9.5 million compared to $13.6 million in the fourth quarter of 2009. Net loan charge-offs as a percent of average loans on an annualized basis were 0.26 percent in the first quarter of 2010 compared to 0.38 percent in the prior year’s fourth quarter. The level of the allowance for loan losses is unchanged from December 31, 2009.

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People’s United Financial, Inc. Reports 1Q Earnings

Conference Call

On April 16, 2010, at 11 a.m., Eastern Time, People’s United Financial will host a conference call to discuss this earnings announcement. The call may be heard through www.peoples.com by selecting “Investor Relations” in the “About People’s” section on the home page, and then selecting “Conference Calls” in the “News and Events” section. Additional materials relating to the call may also be accessed at People’s United Bank’s web site. The call will be archived on the web site and available for approximately 90 days.

Selected Financial Terms

In addition to evaluating People’s United Financial’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control, while the tangible equity ratio and tangible book value per share are used to analyze the relative strength of People’s United Financial’s capital position.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of (i) total non-interest expense (excluding goodwill impairment charges, amortization of acquisition-related intangibles and fair value adjustments, losses on real estate assets and nonrecurring expenses) (the numerator) to (ii) net interest income on a fully taxable equivalent basis (excluding fair value adjustments) plus total non-interest income (including the fully taxable equivalent adjustment on bank-owned life insurance income, and excluding gains and losses on sales of assets, other than residential mortgage loans, and nonrecurring income) (the denominator). People’s United Financial generally considers an item of income or expense to be nonrecurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years.

The tangible equity ratio is the ratio of (i) tangible stockholders’ equity (total stockholders’ equity less goodwill and other acquisition-related intangibles) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangibles) (the denominator). Tangible book value per share is calculated by dividing tangible stockholders’ equity by common shares outstanding (total common shares issued, less common shares classified as treasury shares and unallocated ESOP common shares).

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People’s United Financial, Inc. Reports 1Q Earnings

1Q 2010 Financial Highlights

Summary

•	Net income totaled $13.6 million, or $0.04 per share.

•	Operating earnings were $29.2 million, or $0.08 per share.

•	Net interest income totaled $159.6 million.

•	Net interest margin increased 28 basis points from 4Q09 to 3.47%.

•	Average short-term investments and securities purchased under agreements to resell totaled $2.9 billion, or 16% of average earning assets, and yielded 0.25% in 1Q10.

•	Average deposits decreased $71 million and the interest cost on deposits declined 16 basis points from 4Q09.

•	Provision for loan losses totaled $9.5 million.

•	Net loan charge-offs totaled $9.5 million in 1Q10.

•	Non-interest income totaled $70.6 million in 1Q10 compared to $71.7 million in 4Q09.

•	Non-interest expense totaled $200.3 million in 1Q10 compared to $172.2 million in 4Q09.

•	1Q10 and 4Q09 include $23.4 million and $4.5 million, respectively, of merger-related and system conversion costs.

•	Effective income tax rate was 33.2% in 1Q10.

Commercial Banking

•	Average commercial banking loans, excluding shared national credits and acquired loans, increased $66 million from 4Q09 to $8.8 billion.

•	Loans acquired on February 19, 2010 in the Financial Federal transaction averaged $543 million in 1Q10.

•	Shared national credits totaled $526.9 million (3% of total loans) at March 31, 2010, a $41.0 million decrease from December 31, 2009.

•	Non-performing commercial banking assets, excluding non-performing acquired loans, totaled $168.3 million at March 31, 2010, a $25.9 million increase from December 31, 2009.

•	Repossessed assets acquired in the Financial Federal transaction accounted for $19.8 million of the increase.

•	Includes two previously disclosed non-performing shared national credits ($13.8 million in non-performing loans and $9.4 million in real estate owned).

•

The ratio of non-performing commercial banking loans, excluding non-performing acquired loans, to originated commercial banking loans was 1.25% at March 31, 2010 compared to 1.17% at December 31, 2009.

•	Net loan charge-offs totaled $7.5 million, or 0.30% annualized, of average commercial banking loans in 1Q10, compared to $9.8 million, or 0.42% annualized, in 4Q09.

Wealth Management

•	Wealth Management income increased $0.2 million from 4Q09.

•	Insurance revenue increased $0.3 million, reflecting the seasonal nature of insurance renewals.

•

Assets managed and administered, which are not reported as assets of People’s United Financial, totaled $16.8 billion at March 31, 2010 compared to $16.1 billion at December 31, 2009, primarily reflecting the improvement in equity markets.

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People’s United Financial, Inc. Reports 1Q Earnings

Retail & Small Business Banking

•	Average residential mortgage loans totaled $2.5 billion, a $103 million decrease from 4Q09, reflecting People’s United Financial’s strategy to sell essentially all newly-originated loans.

•	Net loan charge-offs totaled $0.1 million, or 0.01% annualized, of average residential mortgage loans.

•	The ratio of non-performing residential mortgage loans to total residential mortgage loans was 2.70% at March 31, 2010 compared to 2.07% at December 31, 2009.

•	Average home equity loans totaled $2.0 billion, unchanged from 4Q09.

•	Net loan charge-offs totaled $0.9 million, or 0.17% annualized, of average home equity loans.

•	Average indirect auto loans totaled $0.2 billion, unchanged from 4Q09.

•	Net loan charge-offs totaled $0.6 million, or 1.19% annualized, of average indirect auto loans.

People’s United Financial, a diversified financial services company with $22 billion in assets, provides commercial banking, retail and small business banking, and wealth management services through a network of nearly 300 branches in Connecticut, Vermont, New Hampshire, Maine, Massachusetts and New York. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; (9) competition and its effect on pricing, spending, third-party relationships and revenues; and (10) the successful integration of acquired companies. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Access Information About People’s United Financial on the World Wide Web at www.peoples.com.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS

People’s United Financial acquired Financial Federal Corporation on February 19, 2010. The acquisition was accounted for using the purchase method of accounting. Accordingly, Financial Federal results of operations are included as of the acquisition date, and prior period results have not been restated to include Financial Federal Corporation.

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Operating Data:
Net interest income	$159.6	$147.5	$145.3	$141.2	$142.8
Provision for loan losses	9.5	13.6	21.5	14.0	7.9
Non-interest income (1)	70.6	71.7	80.2	85.0	72.2
Non-interest expense (2)	200.3	172.2	165.1	176.2	171.1
Income before income tax expense	20.4	33.4	38.9	36.0	36.0
Net income	13.6	24.9	26.8	25.3	24.2

Selected Statistical Data:
Net interest margin (3)	3.47%	3.19%	3.19%	3.12%	3.25%
Return on average assets (3)	0.26	0.47	0.51	0.49	0.48
Return on average tangible assets (3)	0.28	0.51	0.55	0.53	0.52
Return on average stockholders’ equity (3)	1.0	2.0	2.1	2.0	1.9
Return on average tangible stockholders’ equity (3)	1.5	2.8	3.0	2.8	2.7
Efficiency ratio	75.7	73.7	71.3	73.9	75.3

Per Common Share Data:
Diluted earnings per share	$0.04	$0.07	$0.08	$0.08	$0.07
Dividends paid per share	0.1525	0.1525	0.1525	0.1525	0.15
Dividend payout ratio	376.2%	204.7%	191.3%	202.0%	207.3%
Book value (end of period)	$15.12	$15.20	$15.24	$15.29	$15.38
Tangible book value (end of period)	10.18	10.68	10.71	10.75	10.81
Stock price:
High	17.08	17.16	17.41	18.54	18.18
Low	15.07	15.15	14.84	14.72	15.61
Close (end of period)	15.62	16.70	15.56	15.07	17.97
Common shares outstanding (end of period) (in millions)	374.76	348.25	348.38	348.35	348.28
Average diluted common shares outstanding (in millions)	344.82	332.56	332.19	332.33	332.17

(1)	Includes net security gains of $4.7 million, $12.0 million and $5.4 million for the three months ended September 30, 2009, June 30, 2009 and March 31, 2009, respectively.
(2)	Includes $23.4 million and $4.5 million of merger-related and system conversion expenses for the three months ended March 31, 2010 and December 31, 2009, respectively, and an FDIC special assessment charge of $8.4 million for the three months ended June 30, 2009.
(3)	Annualized.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS - Continued

	As of and for the Three Months Ended
(dollars in millions)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Financial Condition Data:
General:
Total assets	$21,588	$21,257	$20,810	$20,812	$20,681
Loans	15,286	14,234	14,302	14,553	14,648
Securities	886	902	550	491	806
Short-term investments (1)	2,527	3,492	3,077	3,073	2,756
Allowance for loan losses	173	173	173	167	159
Goodwill and other acquisition-related intangibles	1,792	1,515	1,520	1,525	1,531
Deposits	15,397	15,446	15,050	15,023	14,846
Borrowings	175	159	154	160	185
Subordinated notes	182	182	182	181	181
Stockholders’ equity	5,479	5,101	5,115	5,130	5,156
Non-performing assets (2)	248	206	193	182	142
Net loan charge-offs	9.5	13.6	16.0	6.0	6.4

Average Balances:
Loans	$14,680	$14,231	$14,454	$14,595	$14,603
Short-term investments (1)	2,901	3,463	3,105	2,816	1,824
Securities	888	887	782	799	1,275
Total earning assets	18,469	18,582	18,341	18,210	17,702
Total assets	21,248	21,132	20,870	20,759	20,258
Deposits	15,202	15,273	15,037	14,886	14,346
Total funding liabilities	15,573	15,616	15,365	15,237	14,721
Stockholders’ equity	5,275	5,106	5,135	5,162	5,164

Ratios:
Net loan charge-offs to average loans (annualized)	0.26%	0.38%	0.44%	0.16%	0.18
Non-performing assets to originated loans, REO and repossessed assets (3)	1.74	1.44	1.35	1.25	0.97
Allowance for loan losses to non-performing originated loans (3)	89.7	102.2	98.2	99.4	126.1
Allowance for loan losses to originated loans (3)	1.22	1.21	1.21	1.15	1.09
Average stockholders’ equity to average total assets	24.8	24.2	24.6	24.9	25.5
Stockholders’ equity to total assets	25.4	24.0	24.6	24.7	24.9
Tangible stockholders’ equity to tangible assets	18.6	18.2	18.6	18.7	18.9
Total risk-based capital (4)	16.0	14.1	14.0	13.7	13.5

(1)	Includes securities purchased under agreements to resell.
(2)	Excludes acquired loans.
(3)	Calculations exclude acquired loans.
(4)	Total risk-based capital ratios are for People’s United Bank and, as such, do not reflect the additional capital residing at People’s United Financial, Inc. People’s United Bank’s March 31, 2010 total risk-based capital ratio is preliminary.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

(in millions)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Assets
Cash and due from banks	$296.3	$326.0	$311.2
Short-term investments	2,527.3	3,092.0	2,755.7

Total cash and cash equivalents	2,823.6	3,418.0	3,066.9

Securities purchased under agreements to resell	—	400.0	—

Securities:
Trading account securities, at fair value	75.7	75.7	16.3
Securities available for sale, at fair value	724.1	739.7	757.5
Securities held to maturity, at amortized cost	55.3	55.3	0.8
Federal Home Loan Bank stock, at cost	31.1	31.1	31.1

Total securities	886.2	901.8	805.7

Loans:
Commercial real estate	5,442.1	5,399.4	5,086.7
Commercial	5,153.3	4,042.5	4,239.2
Residential mortgage	2,468.3	2,546.9	3,060.9
Consumer	2,222.5	2,245.0	2,261.0

Total loans	15,286.2	14,233.8	14,647.8
Less allowance for loan losses	(172.5)	(172.5)	(159.0)

Total loans, net	15,113.7	14,061.3	14,488.8

Goodwill and other acquisition-related intangibles	1,791.6	1,515.2	1,530.6
Premises and equipment	258.2	264.5	260.4
Bank-owned life insurance	236.9	235.1	230.3
Other assets	477.7	461.3	298.4

Total assets	$21,587.9	$21,257.2	$20,681.1

Liabilities
Deposits:
Non-interest-bearing	$3,313.3	$3,509.0	$3,238.0
Savings, interest-bearing checking and money market	7,641.5	7,327.9	6,553.0
Time	4,442.6	4,608.7	5,054.7

Total deposits	15,397.4	15,445.6	14,845.7

Borrowings:
Repurchase agreements	164.1	144.1	170.5
Federal Home Loan Bank advances	10.5	14.8	14.8

Total borrowings	174.6	158.9	185.3

Subordinated notes	182.2	181.8	180.8
Other liabilities	355.1	370.2	308.9

Total liabilities	16,109.3	16,156.5	15,520.7

Stockholders’ Equity
Common stock ($0.01 par value; 1.95 billion shares authorized; 374.8 million shares, 348.2 million shares and 348.3 million shares issued)	3.7	3.5	3.5
Additional paid-in capital	4,924.7	4,511.3	4,493.9
Retained earnings	874.5	914.5	998.8
Treasury stock, at cost (3.2 million shares, 3.2 million shares and 3.3 million shares)	(58.2)	(58.6)	(60.5)
Accumulated other comprehensive loss	(72.8)	(74.8)	(74.7)
Unallocated common stock of Employee Stock Ownership Plan, at cost (9.3 million shares, 9.4 million shares and 9.7 million shares)	(193.3)	(195.2)	(200.6)

Total stockholders’ equity	5,478.6	5,100.7	5,160.4

Total liabilities and stockholders’ equity	$21,587.9	$21,257.2	$20,681.1

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(in millions, except per share data)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Interest and dividend income:
Commercial real estate	$74.1	$74.1	$73.9	$70.8	$69.0
Commercial	58.2	48.1	49.6	50.6	50.6
Residential mortgage	28.6	31.4	35.1	37.8	40.7
Consumer	22.8	23.5	24.0	24.0	23.9

Total interest on loans	183.7	177.1	182.6	183.2	184.2
Securities	8.1	8.4	7.5	7.2	9.3
Short-term investments	1.7	1.8	1.4	1.6	1.7
Securities purchased under agreements to resell	0.1	0.2	0.4	0.2	—

Total interest and dividend income	193.6	187.5	191.9	192.2	195.2

Interest expense:
Deposits	29.7	35.9	42.5	46.8	48.2
Borrowings	0.5	0.4	0.3	0.4	0.4
Subordinated notes	3.8	3.7	3.8	3.8	3.8

Total interest expense	34.0	40.0	46.6	51.0	52.4

Net interest income	159.6	147.5	145.3	141.2	142.8
Provision for loan losses	9.5	13.6	21.5	14.0	7.9

Net interest income after provision for loan losses	150.1	133.9	123.8	127.2	134.9

Non-interest income:
Investment management fees	7.9	7.9	8.4	8.6	7.5
Insurance revenue	7.3	7.0	7.9	6.8	8.3
Brokerage commissions	2.8	2.9	2.8	3.2	3.3

Total wealth management income	18.0	17.8	19.1	18.6	19.1
Bank service charges	31.2	32.2	33.3	32.9	30.4
Merchant services income	5.8	6.3	6.7	6.1	5.8
Bank-owned life insurance	1.8	1.9	2.2	2.7	1.6
Net security gains (losses)	—	(0.1)	4.7	12.0	5.4
Net gains on sales of residential mortgage loans	2.8	3.0	5.2	3.8	1.9
Other non-interest income	11.0	10.6	9.0	8.9	8.0

Total non-interest income	70.6	71.7	80.2	85.0	72.2

Non-interest expense:
Compensation and benefits	96.3	89.2	86.0	86.6	88.7
Occupancy and equipment	29.8	28.0	27.5	26.3	28.0
Professional and outside service fees	13.6	10.0	11.6	11.7	10.7
Amortization of other acquisition-related intangibles	4.7	5.0	5.1	5.3	5.2
Merchant services expense	4.8	5.2	5.7	5.2	4.9
Merger-related expenses	14.7	2.0	—	—	—
Other non-interest expense	36.4	32.8	29.2	41.1	33.6

Total non-interest expense	200.3	172.2	165.1	176.2	171.1

Income before income tax expense	20.4	33.4	38.9	36.0	36.0
Income tax expense	6.8	8.5	12.1	10.7	11.8

Net income	$13.6	$24.9	$26.8	$25.3	$24.2

Basic and diluted earnings per common share	$0.04	$0.07	$0.08	$0.08	$0.07

People’s United Financial, Inc.

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS (1)

	March 31, 2010			December 31, 2009			March 31, 2009
Three months ended (dollars in millions)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Short-term investments	$2,673.5	$1.7	0.26%	$2,822.4	$1.8	0.26%	$1,824.3	$1.7	0.37%
Securities purchased under agreements to resell	226.7	0.1	0.15	641.2	0.2	0.17	—	—	—
Securities (2)	888.3	8.1	3.65	887.1	8.4	3.76	1,274.7	9.3	2.94
Loans:
Commercial real estate	5,392.7	74.1	5.49	5,352.0	74.1	5.53	5,020.5	69.0	5.50
Commercial	4,545.3	59.0	5.19	4,010.8	48.9	4.88	4,210.3	51.5	4.89
Residential mortgage	2,506.8	28.6	4.57	2,609.4	31.4	4.81	3,119.4	40.7	5.22
Consumer	2,235.5	22.8	4.07	2,258.9	23.5	4.16	2,252.7	23.9	4.24

Total loans	14,680.3	184.5	5.03	14,231.1	177.9	5.00	14,602.9	185.1	5.07

Total earning assets	18,468.8	$194.4	4.21%	18,581.8	$188.3	4.05%	17,701.9	$196.1	4.43%

Other assets	2,779.3			2,550.3			2,555.6

Total assets	$21,248.1			$21,132.1			$20,257.5

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$3,271.3	$—	—%	$3,320.4	$—	—%	$3,106.1	$—	—%
Savings, interest-bearing checking and money market	7,413.7	11.6	0.62	7,145.4	11.9	0.66	6,288.2	12.6	0.80
Time	4,516.8	18.1	1.60	4,807.2	24.0	2.00	4,951.6	35.6	2.88

Total deposits	15,201.8	29.7	0.78	15,273.0	35.9	0.94	14,345.9	48.2	1.34

Borrowings:
Repurchase agreements	164.6	0.2	0.45	146.3	0.2	0.49	171.1	0.2	0.46
Federal Home Loan Bank advances	11.2	0.1	5.49	14.9	0.2	5.25	14.9	0.2	5.26
Other	13.6	0.2	5.03	—	—	—	8.7	—	1.94

Total borrowings	189.4	0.5	1.08	161.2	0.4	0.93	194.7	0.4	0.89

Subordinated notes	182.0	3.8	8.31	181.7	3.7	8.32	180.7	3.8	8.37

Total funding liabilities	15,573.2	$34.0	0.87%	15,615.9	$40.0	1.03%	14,721.3	$52.4	1.42%

Other liabilities	399.8			410.3			372.6

Total liabilities	15,973.0			16,026.2			15,093.9
Stockholders’ equity	5,275.1			5,105.9			5,163.6

Total liabilities and stockholders’ equity	$21,248.1			$21,132.1			$20,257.5

Net interest income/spread (3)		$160.4	3.34%		$148.3	3.02%		$143.7	3.01%

Net interest margin			3.47%			3.19%			3.25%

(1)	Average yields earned and rates paid are annualized.
(2)	Average balances and yields for securities available for sale are based on amortized cost.
(3)	The FTE adjustment was $0.8 million, $0.8 million and $0.9 million for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

People’s United Financial, Inc.

NON-PERFORMING ASSETS

(dollars in millions)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Originated non-accrual loans:
Residential mortgage	$66.7	$52.7	$49.8	$51.4	$42.3
Commercial real estate	65.8	72.4	80.2	75.0	53.8
Commercial	28.9	17.4	21.0	21.3	16.3
Equipment financing	23.1	20.6	18.6	16.5	9.0
Consumer	7.5	5.7	6.1	3.8	4.6
Indirect auto	0.3	—	—	—	0.1

Total (1)	192.3	168.8	175.7	168.0	126.1
Repossessed assets	31.8	12.9	6.8	4.1	5.2
Real estate owned (“REO”)	23.4	23.9	10.2	9.9	10.7

Total	247.5	205.6	192.7	182.0	142.0

Acquired non-accrual loans (2)	$51.7	$—	$—	$—	$—

Non-performing loans as a percentage of originated loans (3)	1.36%	1.19%	1.23%	1.15%	0.86%
Non-performing assets as a percentage of:
Originated loans, REO and repossessed assets (3)	1.74	1.44	1.35	1.25	0.97
Tangible stockholders’ equity and allowance for loan losses	6.41	5.47	5.11	4.82	3.75

(1)	Reported net of government guarantees totaling $7.3 million at March 31, 2010, $8.3 million at December 31, 2009, $7.2 million at September 30, 2009, $7.1 million at June 30, 2009 and $7.2 million at March 31, 2009.
(2)	Represents those loans acquired in the Financial Federal transaction that meet People’s United’s definition of a non-performing loan at March 31, 2010, but for which the risk of credit loss was already considered in the fair value estimate at the acquisition date.
(3)	Calculations exclude acquired loans.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

	Three Months Ended
(dollars in millions)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Balance at beginning of period	$172.5	$172.5	$167.0	$159.0	$157.5
Charge-offs	(10.9)	(14.5)	(17.2)	(6.9)	(6.9)
Recoveries	1.4	0.9	1.2	0.9	0.5

Net loan charge-offs	(9.5)	(13.6)	(16.0)	(6.0)	(6.4)
Provision for loan losses	9.5	13.6	21.5	14.0	7.9

Balance at end of period	$172.5	$172.5	$172.5	$167.0	$159.0

Allowance for loan losses as a percentage of (1):
Originated loans	1.22%	1.21%	1.21%	1.15%	1.09%
Non-performing originated loans	89.7	102.2	98.2	99.4	126.1

(1)	Calculations exclude acquired loans.

NET LOAN CHARGE-OFFS

	Three Months Ended
(dollars in millions)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Commercial real estate	$5.8	$1.5	$7.7	$0.4	$1.0
Consumer	1.3	1.9	1.3	1.2	1.2
Equipment financing	0.9	4.0	2.0	1.8	0.8
Commercial	0.8	4.3	1.5	1.1	1.9
Indirect auto	0.6	0.7	0.9	0.7	1.0
Residential mortgage	0.1	1.2	2.6	0.8	0.5

Total	$9.5	$13.6	$16.0	$6.0	$6.4

Net loan charge-offs to average loans (annualized)	0.26%	0.38%	0.44%	0.16%	0.18%